Exhibit (e)
AUDITOR’S CONSENT
     We consent to the incorporation by reference in the registration statement (No. 333-158277) on Form S-B of KfW of our report dated March 12, 2010, with respect to the consolidated financial statements of KfW as of December 31, 2009 and 2008, comprising the statements of comprehensive income, statements of financial position, statements of changes in equity, statements of cash flows and the notes to the consolidated financial statements for the years then ended, and the group management report for the year from January 1, 2009 to December 31, 2009, which appears in Exhibit (d) to the December 31, 2009 annual report on Form 18-K of KfW.

/s/ KPMG AG Wirtschaftsprüfungsgesellschaft
Frankfurt
May 17, 2010